                                                                     Exhibit 2.1


                            SHARE PURCHASE AGREEMENT


                                  by and among


                           GMR INFRASTRUCTURE LIMITED,

                              PM VENTURES LIMITED,

                            QUINTANT SERVICES LIMITED

                                       and

                         iGATE GLOBAL SOLUTIONS LIMITED




                             -----------------------

                               Dated July 30, 2003

                             -----------------------




                             =======================

                                 P&A LAW OFFICES

                             =======================

                                TABLE OF CONTENTS
                                -----------------

                                                                        Page No.
                                                                        --------
                                    ARTICLE I
                                   DEFINITIONS

1.1   Definitions ...........................................................  2
1.2   Headings ..............................................................  5
1.3   Interpretation; Number and Gender .....................................  5
1.4   Schedules .............................................................  5

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

2.1   Purchase of Sale Shares ...............................................  6
2.2   Purchase Price and Payment ............................................  6
2.3   Purchase Price Reduction ..............................................  6
2.4   Stamp Duty and Capital Gains ..........................................  6

                                   ARTICLE III
                             CLOSING AND DELIVERIES

3.1   Closing ...............................................................  6
3.2   Deliveries by the Selling Shareholders ................................  7
3.3   Deliveries by the Purchaser ...........................................  7
3.4   Actions by the Company ................................................  7

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING
                                  SHAREHOLDERS

4.1   Title to Sale Shares ..................................................  8
4.2   Authority; Execution by the Selling Shareholders ......................  8
4.3   Incorporation of the Selling Shareholders .............................  9
4.4   Incorporation of the Company ..........................................  9
4.5   Capital Structure .....................................................  9
4.6   No Violation ..........................................................  9
4.7   Consents and Approvals ................................................  9
4.8   Financial Statements ..................................................  9
4.9   Company Assets ........................................................ 11
4.10  Intellectual Property Rights .......................................... 11
4.11  Compliance with Law ................................................... 11
4.12  Accounts Receivable ................................................... 12
4.13  Permits ............................................................... 12
4.14  Real Property ......................................................... 12
4.15  Real Property Leases .................................................. 12
4.16  Employees ............................................................. 12
4.17  Contracts ............................................................. 13
4.18  Insurance ............................................................. 14
4.19  Bank Accounts; Powers of Attorney ..................................... 14
4.20  Brokers, Finders and Agen ............................................. 14
4.21  Subsidiaries .......................................................... 14
4.22  Full Disclosure ....................................................... 14

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1   Incorporation of the Purchaser ........................................ 15
5.2   Authority; Execution .................................................. 15
5.3   No Violation .......................................................... 15

5.4   Consents and Approvals ................................................ 15
5.5   Brokers, Finders and Agents ........................................... 15
5.6   Full Disclosure ....................................................... 16

                                   ARTICLE VI
                PRE-CLOSING, CLOSING AND POST-CLOSING COVENANTS

6.1   Conduct of Business ................................................... 16
6.2   Agreement to Comply ................................................... 17
6.3   Satisfaction of Pre-Closing Conditions ................................ 17
6.4   No Solicitation ....................................................... 17
6.5   Press Releases and Disclosure ......................................... 17
6.6   Access ................................................................ 18
6.7   Further Assurances .................................................... 18
6.8   Dematerialisation of Shares ........................................... 19
6.9   Forfeiture of Partly Paid Up GMR Shares ............................... 19

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

7.1   Conditions to the Purchaser's Obligations ............................. 19
7.2   Conditions to the Obligations of the Selling Shareholders ............. 20

                                  ARTICLE VIII
                                  TERMINATION

8.1   Termination ........................................................... 21
8.2   Effect of Termination ................................................. 21

                                   ARTICLE IX
                                INDEMNIFICATION

9.1   Indemnification by the Selling Shareholders ........................... 22
9.2   Indemnification by the Purchaser ...................................... 22
9.3   Notice of Claim; Right to Participate in and Defend Third Party Claim.. 23
9.4   Notice of Non-Third Party Claims ...................................... 23
9.5   Survival of Representations and Warranties ............................ 23
9.6   Right to Indemnification Not Affected by Knowledge .................... 23
9.7   Set Off ............................................................... 23
9.8   Subrogation ........................................................... 24

                                   ARTICLE X
                                 MISCELLANEOUS

10.1  Amendments; No Waiver ................................................. 24
10.2  Notices ............................................................... 24
10.3  Dispute Resolution .................................................... 25
10.4  Severability .......................................................... 26
10.5  Governing Law ......................................................... 26
10.6  Assignment ............................................................ 26
10.7  Expenses .............................................................. 26
10.8  Entire Agreement ...................................................... 26
10.9  Benefit of Agreement .................................................. 26
10.10 Counterparts .......................................................... 26

                            SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "Agreement") is made on this _____ day of July, 2003:

                                  BY AND AMONG

GMR Infrastructure Limited, a company incorporated under the [Indian] Companies Act, 1956, as amended, ("Companies Act") and having its registered office at 6-3-866/ G2, Greenlands, Begumpet, Hyderabad - 500 016, Andhra Pradesh, India ("GMR");

PM Ventures Private Limited, a company incorporated under the Companies Act and having its registered office at SKIP House, 25/1 Museum Road, Bangalore 560 025, Karnataka, India ("PM Ventures", GMR and PM Ventures together, the "Selling Shareholders");

Quintant Services Limited, a company incorporated under the Companies Act and having its registered office at 93/A, 4/th/ B Cross, 5/th/ Block, Industrial Area, Koramangala, Bangalore 560 095, Karnataka, India ("Company"); and

iGATE Global Solutions Limited, a company incorporated under the Companies Act and having its registered office at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India ("Purchaser").

                                    RECITALS

A. WHEREAS, the Company is, directly or through its subsidiaries, engaged in the business of offering financial services business process outsourcing ("Company Business");

B. WHEREAS, GMR (along with G.M. Rao, Kiran Kumar Grandhi and G.B.S. Raju, each holding one fully paid up equity share of the Company) currently owns Ninety Eight Thousand One Hundred Twenty Three (98,123) equity shares of the Company, of which Fifty Six Thousand One Hundred and Seventy Nine (56,179) are fully paid up equity shares ("Paid Up GMR Shares") and Forty One Thousand Nine Hundred and Forty Four (41,944) are partly paid up equity shares ("Partly Paid Up GMR Shares") to the extent of Rupees One (Re. 1) per equity share and Rupees Five Hundred Sixty Million Three Hundred Eight Thousand Fifty Six (Rs.560,308,056) is payable upon a call being made by the Company on the Partly Paid Up GMR Shares;

C. WHEREAS, PM Ventures currently owns One Thousand Seven Hundred and Ninety Eight (1,798) fully paid up equity shares of the Company ("PM Ventures Shares");

D. WHEREAS, the Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to acquire from the Selling Shareholders, the Paid Up GMR Shares and PM Ventures Shares (together, the "Sale Shares"), upon the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, each of the Purchaser, the Selling Shareholders and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

     "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debits and insurance entries recorded as receivables in the Books and Records or Audited Financial Statements, or any other amount due to the Company including any refunds and rebates, and the benefit of all securities (including cash deposits), guarantees and other collateral held by or in favour of the Company;

     "Action" means any claim, demand, litigation, action, suit, investigation, proceeding, hearing, complaint, assessment, fine, penalty, inquiry or judgement, administrative or judicial, at law or in equity;

     "Affiliate" with respect to a specified Person, means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, however, that, for purposes of this definition, the terms "controlling", "controlled by" or "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

     "Agreement" has the meaning assigned to such term in the preamble to this Agreement;

     "Audited Financial Statements" has the meaning assigned to such term in
Section 4.8(a);

     "Bank Guarantee" means an unconditional bank guarantee furnished by GMR in a form to be agreed upon between the Purchaser and GMR for an amount equal to Rupees Fifty Million (Rs.50,000,000) and valid for a period of six (6) months from the Closing Date;

     "Beneficiary" has the meaning assigned to such term in Section 9.3(a);

     "Books and Records" means all books and records of the Company, including financial, corporate, operation and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, files, records, correspondence;

     "Closing" has the meaning assigned to such term in Section 3.1;

     "Closing Date" has the meaning assigned to such term in Section 3.1;

     "Companies Act" has the meaning assigned to such term in the preamble to this Agreement;

     "Company" has the meaning assigned to such term in the preamble to this Agreement;

     "Company Assets" means the assets, properties, rights and interests of every kind, nature and description, tangible or intangible, and wherever situated and by whomsoever possessed or held, that are owned, used, occupied or held by or for the benefit of the Company or any of its subsidiaries;

     "Company Business" has the meaning assigned to such term in Recital A to this Agreement;

     "Continuing Founders" means each of Phaneesh Murthy, a national of the United States of America aged 39 years residing at 33245, Lark Way, Fremont California 94555 USA ("PM"), Amit

Sethi, an Indian national aged 41 years residing at 34276, North Wind Terrace, Fremont California 94555 USA ("AS"), Kanth Miriyala, an Indian national aged 38 years residing at 499 Quail Drive, Naperville, IL 60565 USA ("KM") and T. G. Ramesh an Indian national aged 36 years residing at No. 1, Pride Orchid, Whitefield Main Road, Tubarahalli, Bangalore 560 066, India ("TGR");

     "Contract" means any contract, agreement, commitment, obligation, undertaking or understanding, including, without limitation, any note, bond, mortgage, indenture, license or lease;

     "Damages" means all or any damages, claims, penalties, fines, costs, amounts paid in settlements, liabilities (including liabilities for Taxes and liabilities and costs associated with the release or discharge of any Encumbrances), obligations, losses and expenses, and fees, including, without limitation, court costs, attorney's fees, disbursements and expenses in relation thereto;

     "Dispute" has the meaning assigned to such term in Section 10.3(a);

     "Encumbrances" means any mortgage, right of way, pledge, equitable interest, prior assignment, hypothecation, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, easement, encroachment or other similar condition, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

     "Escrow Agreements" means agreements to be entered into among each of the Continuing Founders with iGATE, the Company and an escrow agent governing the release of the ADRs or Shares, as may be relevant, of the Company held by the Continuing Founders;

     "Escrow Termination Agreement" means an agreement to be entered into among AS, KM, Inder Singh, Luke Helms, the Company and Bank of New York, a banking corporation established under the laws of the State of New York, and having its principal corporate trust office at 101, Barclay, New York, New York 10286, USA terminating the escrow and voting agreement dated January 23, 2003 entered into among such parties;

     "GAAP" means generally accepted accounting principles in India;

     "GMR" has the meaning assigned to such term in the preamble to this Agreement;

     "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof, or any municipality, district or other subdivision thereof;

     "iGATE" means iGATE Corporation, a Pennsylvania corporation, with its principal place of business at 1000 Commerce Drive, Suite 200, Pittsburgh, PA 15275, USA;

     "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress; trade names and corporate names (in each case whether registered or unregistered) and all the goodwill associated therewith; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, customer proposals, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights, domestic and foreign;

     "Key Executives" means the list of persons set forth in Schedule 1.1 hereto;

     "Law" means any law, statute, code, ordinance, regulation or rule of any Governmental Authority;

     "Material Adverse Effect" means a material adverse effect (a) on the business, condition (financial or otherwise), liabilities, assets or operations (or the results of operations) of the Company, or (b) on the ability of the Selling Shareholders or the Company to consummate the transactions contemplated by the Transaction Documents;

     "Non-Continuing Founders" means Luke Helms, a national of the United States of America, aged 59 years, residing at 9701, E. Happy Valley Road #8, Scottsdale, AZ 85255, USA and Inder Singh, a national of the United States of America, aged 54 years, residing at 1442, Reliez Valley Road, Lafayette, CA 94549, USA;

     "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, voting trust or agreement, any agreement restructuring sale or transfer, or other agreement or right of a similar nature;

     "Orders" means any order, judgement, injunction, award, decree, ruling, charge or writ of any Governmental Authority, including, without limitation, at law or in equity;

     "Outside Date" has the meaning assigned to such term in Section 8.1(b);

     "Paid Up GMR Shares" has the meaning assigned to such term in Recital B to this Agreement;

     "Partly Paid Up GMR Shares" has the meaning assigned to such term in Recital B to this Agreement;

     "Party" means a party to this Agreement;

     "Permits" has the meaning assigned to such term in Section 4.13;

     "Person" means any individual, sole proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, Governmental Authority, association or trust or any other entity or organisation;

     "PM Ventures" has the meaning assigned to such term in the preamble to this Agreement;

     "PM Ventures Shares" has the meaning assigned to such term in Recital C to this Agreement;

     "Purchase Price" has the meaning assigned to such term in Section 2.2;

     "Purchaser" has the meaning assigned to such term in the preamble to this Agreement;

     "Real Property" means all lands owned by the Company and all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of such lands;

     "Real Property Leases" means leases and subleases of Real Property used or occupied by the Company or any of its subsidiaries;

     "Representatives" has the meaning assigned to such term in Section 6.6;

     "Sale Shares" has the meaning assigned to such term in Recital D to this Agreement;

     "Selling Shareholders" has the meaning assigned to such term in the preamble to this Agreement;

     "Share" means an equity share of the Company of par value Rs.10;

     "Shareholders Agreement" means the shareholders agreement dated January 24, 2003 by and among the Continuing Founders, GMR, PM Ventures, the Company and each of the Non-Continuing Founders;

     "Tax" shall mean, without limitation, all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof;

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto);

     "Termination Agreement" means the Agreement, in the form attached hereto as Exhibit A, terminating the Shareholders Agreement;

     "Third Party Claim" has the meaning assigned to such term in Section 9.3(a); and

     "Transaction Documents" means this Agreement and all the deeds, agreements, certificates, guarantees, documents and instruments contemplated by this Agreement.

     1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.

     1.3 Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, (a) all references to Articles, Sections, paragraphs, clauses, Exhibits and Schedules are to Articles, Sections, paragraphs, clauses, Exhibits and Schedules in this Agreement; and (b) the terms "herein," "hereof," "hereto", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole.

     1.4 Schedules. The Schedules and Exhibits to this Agreement, as listed below, form an integral part of this Agreement:

          Schedules         Description
          Schedule 1.1      List of Key Executives of Company
          Schedule 4.1      Shares owned by each Selling Shareholder
          Schedule 4.5      Options granted by the Company
          Schedule 4.7      Consents and Approvals to be obtained by the Selling
                            Shareholders and/or the Company
          Schedule 4.8      Financial Statements
          Schedule 4.10     Intellectual Property Rights
          Schedule 4.11(c)  Tax Returns
          Schedule 4.14     Real Property
          Schedule 4.15     Real Property Leases
          Schedule 4.16     Employees
          Schedule 4.17     Contracts

          Schedule 4.18    Insurance
          Schedule 4.19    Bank Accounts; Powers of Attorney
          Schedule 5.4     Consent and Approvals to be obtained by the Purchaser
          Exhibit A        Form of Termination Agreement

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

     2.1 Purchase of Sale Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Selling Shareholders, the Sale Shares, free and clear of any Encumbrances.

     2.2 Purchase Price and Payment. In full consideration of the purchase of the Sale Shares by the Purchaser from the Selling Shareholders, the Purchaser shall pay at the Closing to the Selling Shareholders, in cash, a total purchase price of Rupees Eight Hundred Sixty Nine Million Seven Hundred Fifty Seven Thousand Seventy Eight (Rs.869,757,078) ("Purchase Price"), less any deduction pursuant to Section 2.3, to be divided between the Selling Shareholders as follows:

     GMR         :   Rupees Eight Hundred Forty Two Million Seven Hundred
                     Eighty Three Thousand Nine Hundred Twelve (Rs.842,783,912)

     PM Ventures :   Rupees Twenty Six Million Nine Hundred Seventy Three
                     Thousand One Hundred Sixty Six (Rs.26,973,166)

     the cash payment pursuant to this Section 2.2 shall be made in immediately available funds by bank wire transfer to such accounts designated in writing for this purpose by each Selling Shareholder to the Purchaser at least two business days prior to the Closing Date.

     2.3 Purchase Price Reduction. The Selling Shareholders and the Purchaser hereby agree that if, at the Closing, the aggregate of the cash in hand and the balances with scheduled banks held by the Company are less than Rupees Four Hundred and Seventy Million (Rs.470,000,000), sixty five percent (65%) of the difference between Rupees Four Hundred and Seventy Million (Rs.470,000,000) and such aggregate amount shall be deducted on a proportionate basis from the Purchase Price due to each of the Selling Shareholders.

     2.4  Stamp Duty and Capital Gains.

          (a) Any stamp duty imposed under applicable Laws relating to the sale of the Sale Shares from the Selling Shareholders to the Purchaser shall be paid by the Purchaser; and

          (b) Any capital gains tax payable under Indian Income Tax Act, 1961, as amended, as a result of capital gains, if any, as a result of the sale to the Purchaser of the Sale Shares shall be paid by the Selling Shareholders.

                                   ARTICLE III
                             CLOSING AND DELIVERIES

     3.1 Closing. Subject to the terms and conditions of this Agreement, the sale of the Sale Shares by the Selling Shareholders to the Purchaser (the "Closing") shall take place on the later of (a) August 18, 2003 and (b) two (2) business days after the date on which all of the conditions set forth in Article VII are satisfied or otherwise waived in accordance with the terms of this Agreement, or on such other date as is unanimously agreed among the Purchaser and the Selling Shareholder in writing. The date on which the Closing occurs shall be referred to in this Agreement as the "Closing Date".

The Closing shall take place at 10.00 a.m. at 93/A, 4/th/ B Cross, 5/th/ Block, Industrial Area, Koramangala, Bangalore 560095 or such other place as may mutually be decided by the parties.

     3.2 Deliveries by the Selling Shareholders. At or prior to the Closing, in addition to such other actions as may be provided for herein, the Selling Shareholders shall deliver or cause to be delivered to the Purchaser, the following:

          (a) (i) Share certificates evidencing the Sale Shares (excluding the Paid Up GMR Shares held by each of G.M. Rao, Kiran Kumar Grandhi and G.B.S. Raju), with share transfer forms duly executed by GMR and PM Ventures;

          provided that in case the Shares are dematerialized prior to the Closing, then a delivery instruction slip, executed by each of the Selling Shareholders instructing their respective depository participants to debit the Sale Shares, excluding the Paid Up GMR Shares held by each of G.M. Rao, Kiran Kumar Grandhi and G.B.S. Raju, from their respective accounts; and

               (ii) Share certificates evidencing the Paid Up GMR Shares held by G.M. Rao, Kiran Kumar Grandhi and G.B.S. Raju, together with share transfer forms duly executed by each of G.M. Rao, Kiran Kumar Grandhi and G.B.S. Raju;

          (b) Receipts evidencing receipt by each of the Selling Shareholders of the Purchase Price less any deduction pursuant to Section 2.3;

          (c)  The Bank Guarantee;

          (d) The resignation letters of each of the directors of the Company, the resignations to take effect from the Closing Date;(e) A certified copy of the resolutions adopted by the board of directors of each of the Selling Shareholders authorizing the execution and delivery of the Transaction Documents and an incumbency certificate of the officers of each of the Selling Shareholders; and

          (e) The certificate required to be delivered by each of the Selling Shareholders pursuant to Section 7.1(g).

     3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholders, the following:

          (a)  The Purchase Price less any deduction pursuant to Section 2.3;

          (b) A certified copy of the resolutions adopted by the board of directors of the Purchaser authorizing the execution and delivery of the Transaction Documents and an incumbency certificate of the officers of the Purchaser; and

          (c) The certificate required to be delivered by the Purchaser pursuant to Section 7.2(d).

     3.4  Actions by the Company. At the Closing:

          (a)  the Company shall deliver or cause to be delivered to the
Purchaser:

               (i) a certified copy of the resolutions adopted by the board of directors of the Company authorizing the execution and delivery of the Transaction Documents and an incumbency certificate of the officers of the Company;

               (ii) original minute books of the Company and all other registers or records statutorily required to be maintained by the Company under the Companies Act;

          (b)  the board of directors of the Company shall:

               (i) record the transfer of the Sale Shares from the Selling Shareholders to the Purchaser;

               (ii) approve the forfeiture of the Partly Paid Up GMR Shares and deliver a certified true copy of the resolution to the Purchaser;

               (iii) elect nominees of the Purchaser as directors of the Company;

               (iv) accept the resignation letters of each of the directors of the Company occupying the position of the director prior to the Closing and deliver certified true copies of the resolutions to GMR;

               (v) call an extraordinary general meeting of the members of the Company; and

          (c) the shareholders of the Company shall adopt a resolution amending the Articles of Association to reflect the termination of the Shareholders Agreement.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                            THE SELLING SHAREHOLDERS

     Except in respect of the representations and warrantees contained in Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.20 and 4.22 which are made by each Selling Shareholder individually in respect of the Shares held by it, its authority to execute the Transaction Documents, its due incorporation, no violation of Laws, consents required by it, no obligation to pay brokers or finders fee and full disclosure, respectively, each of the Company and the Selling Shareholders hereby represents and warrants, jointly and severally, to and for the benefit of the Purchaser, on the date hereof and as of the Closing Date, that:

     4.1 Title to Sale Shares. Each of the Selling Shareholders owns, beneficially, legally and of record, the number of Shares set forth opposite their respective names on Schedule 4.1, free and clear of all Encumbrances except (i) under the Shareholders Agreement and (ii) in respect of the Partly Paid Up Shares, the unpaid subscription amount of Rupees Five Hundred Sixty Million Three Hundred Eight Thousand Fifty Six (Rs.560,308,056) (the "Outstanding Call Amount"). At the Closing, the Purchaser will acquire good and valid title to the Sale Shares, free and clear of any Encumbrances. Except for the Sale Shares and the Partly Paid Up Shares, the Selling Shareholders do not own any other securities or Options to acquire any securities of the Company.

     4.2 Authority; Execution by the Selling Shareholders. Each of the Company and the Selling Shareholders has full power and authority to execute and deliver the Transaction Documents, to perform their respective obligations and to consummate the transactions contemplated by the Transaction Documents. Each of the Transaction Documents have been and / or will be duly and validly executed and delivered by each of the Company and the Selling Shareholders and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and thereto, constitute a valid and binding obligation of each of the Company and the Selling Shareholders and will be enforceable against each of the Company and the Selling Shareholders in accordance with their respective terms, except that enforcement may be limited by applicable bankruptcy, insolvency, re-organisation, moratorium and other laws affecting creditors' rights generally and except so far as the availability of equitable remedies may be limited by applicable Laws.

     4.3 Incorporation of the Selling Shareholders. Each of the Selling Shareholders is a company duly incorporated under the Laws of India and has the requisite corporate power and authority to carry on its business as it is presently conducted.

     4.4 Incorporation of the Company. The Company is a company duly incorporated under the Laws of India and has the requisite corporate power and authority to carry on its business as it is presently conducted.

     4.5 Capital Structure. The authorized capital of the Company is Rupees Three Hundred and Fifty Million (Rs.350,000,000) consisting of Thirty Five Million (35,000,000) Shares of which One Hundred and Fourteen Thousand Six Hundred and Four Three (114,643) Shares are fully paid-up, issued and outstanding and Forty One Thousand Nine Hundred and Forty Four (41,944) Shares are partly paid-up, issued and outstanding. All the outstanding shares have been duly authorized and validly issued. Except as set forth on Schedule 4.5, there are no authorized or outstanding Options to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the Shares or any other securities or equity interests of the Company.

     4.6 No Violation. Neither the execution and delivery of any of the Transaction Documents by any of the Selling Shareholders or the Company, nor the consummation by any of the Selling Shareholders or the Company of the transactions contemplated by the Transaction Documents, nor compliance by any of the Selling Shareholders or the Company with any of the terms or provisions of the Transaction Documents, will (a) violate any provisions of their respective Articles of Association or Memorandum of Association, each as amended through the date hereof, (b) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default under, or give rise to any right to termination, cancellation or acceleration with respect to, or result in the loss of a benefit under, or result in the creation of any Encumbrance upon any property or assets of the Company or the Selling Shareholders (including, without limitation, the Sale Shares) pursuant to any Contract to which any of the Company or the Selling Shareholders is a party or by which the Company or the Selling Shareholders or its properties or assets may be subject except the Shareholders Agreement, which is required to be terminated as a condition to the Closing as specified in Section 7.1 and Section 7.2, or (c) violate any Law applicable to the Company or the Selling Shareholders or to any of their respective properties, Contracts or assets.

     4.7  Consents and Approvals. Except for such approvals as are set forth on
Schedule 4.7, no consents or approvals of, or filings or registrations with, any Governmental Authority or other person are necessary or required to be obtained by such party in connection with (a) the execution and delivery by each of the Selling Shareholders and the Company of any of the Transaction Documents, (b) the performance by each of the Selling Shareholders and the Company of its obligations under the Transaction Documents and (c) the consummation by each of the Selling Shareholders and the Company of the transactions contemplated by the Transaction Documents.

     4.8  Financial Statements.

          (a) Schedule 4.8 contains copies of the audited balance sheet and related profit and loss account of the Company for the year ended June 30, 2003 (the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position and results of operations of the Company as of June 30, 2003 and for the period ended June 30, 2003.

          (b) The Books and Records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP and truly and fairly reflect all of the assets and liabilities of the Company and all Contracts and transactions to which the Company is or was a party. The minute books of the Company, correct and complete copies of which have been made available to the Purchaser, correctly reflect all resolutions adopted and all other material actions taken at all meetings or through consents of the board of directors and shareholders of the Company.

          (c) The Company has no outstanding claims or liabilities, whether direct, indirect, contingent, absolute, accrued or otherwise, against it nor does there exist any condition, fact or circumstance that will create such claim or liability, (i) except as reflected in the Audited Financial Statements, or
(ii) except for liabilities incurred subsequent to June 30, 2003, in the ordinary course of the Company's business or (iii) , which are not material or do not arise out of a breach of Contract, breach of warranty, tort infringement or violation of Law.

          (d)  Since June 30, 2003:

               (i) there has been no event that has had or would reasonably be expected to have a Material Adverse Effect;

               (ii) there has been no increase in any manner in the rate of compensation of any consultant, director, officer or other employee employed or retained by the Company or arrangement for the payment of any bonus or special compensation of any kind to any consultant, director, officer or other employee employed or retained by the Company;

               (iii) there has been no material damage to or destruction or loss of any Company Asset whether or not covered by insurance that had or is reasonably expected to have a Material Adverse Effect;

               (iv) the Company has not created incurred or assumed, or agreed to create, incur or assume, any indebtedness (other than in the ordinary course of the Company's business);

               (v) the Company has not entered into any Contract (other than in the ordinary course of the Company's business);

               (vi) the Company has not accelerated or delayed collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Company's business;

               (vii) the Company has not delayed or accelerated payments of any accounts payable or other liability of the Company Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of Company's business;

               (viii) the Company has not changed the manner in any material respect in which the Company Business has been conducted, including billing of clients or collection of Accounts Receivable or purchases of goods and services;

               (ix) the Company has not lost or changed the relationships with any client, supplier, contractor, licensor, or supplier which might reasonably be expected to adversely affect any of the Company Assets or have a Material Adverse Effect on the Company;

               (x) the Company has not made any material change in the accounting principles and practices used from those applied in the preparation of the Audited Financial Statements; and/or

               (xi) the Company has not entered into any Contract, whether oral or written, to do any of the foregoing.

     4.9 Company Assets. Except for changes in the Company Assets since June 30, 2003, which changes have occurred in the ordinary course of the Company's business, the Company Assets reflected on the Audited Financial Statements comprise the only assets, properties, rights and interests used by the Company.

     4.10 Intellectual Property Rights.

          (a) All (i) patents, patent applications, registered trademarks, registered service marks, registered domain names and applications for the registration of trademarks and service marks and domain names used by the Company and its subsidiaries in the conduct of the Company Business, (ii) all proprietary computer software owned or licensed to the Company and its subsidiaries, and (iii) all unregistered trademarks and service marks and domain names, used by the Company and its subsidiaries in the conduct of the Company Business are listed on Schedule 4.10. Neither the Company nor any of its subsidiaries has received any notice of any, and to the best knowledge of the Selling Shareholders there is no, infringement or misappropriation by, or conflict with, any third party of or with respect to the Intellectual Property Rights owned, licensed to or used by the Company and its subsidiaries.

          (b) To the best knowledge of the Selling Shareholders and the Company, there is no infringement of any Intellectual Property Rights of any third party has occurred or results in any way from the operations of the Company Business, no claim or any infringement of any Intellectual Property Rights of any third party has been made or asserted in respect of the operations of the Company and its subsidiaries and the Selling Shareholders do not have notice or knowledge of any basis for a claim that the operations, activities, products, software, equipment, machinery or processes of the Company or its subsidiaries or the Company Business infringes any Intellectual Property Rights of any third party.

          (c) Except as set forth in Schedule 4.10, there is no proprietary technology or invention which is material to the conduct of the Company Business.

          (d) Each of the employees, agents, consultants or contractors of the Company and its subsidiaries who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material owned by the Company or its subsidiaries have entered into a covenant not to compete with the Company or the subsidiary, as the case may be, and either: (i) is a party to a "work-for-hire" agreement under which the Company or the subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has assigned in favour of the Company or the subsidiary all right, title and interest in such material.

     4.11 Compliance with Law.

          (a) The Company has conducted its business and corporate affairs in accordance with its Memorandum of Association and Articles of Association and in material compliance with all applicable Laws. There is no material violation by the Company or its subsidiaries of, or default with respect to, any statute, regulation, order, decree or judgement of any court or any Governmental Authority. The Company has filed all returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies and complied with all legal requirements in connection with the incorporation of a company and its issuance of Shares, except for those returns, particulars, resolutions and other documents and other legal requirements the failure to comply with which would not be a Material Adverse Effect.

          (b) There are no Actions pending against the Company or its subsidiaries and, to the best knowledge of the Selling Shareholders, there are no Actions threatened against the Company or its subsidiaries.

          (c) Except as set forth on Schedule 4.11(c), the Company and its subsidiaries have, within the time and in the manner prescribed by applicable Law, filed with the appropriate Governmental Authorities all Tax Returns that it is required to file and paid all Taxes that have become due pursuant to such Tax Returns or pursuant to any assessment which have become payable. All such Tax Returns were prepared in good faith. All such Tax Returns are complete and there is no Action pending or, to the best knowledge of the Selling Shareholders and the Company, threatened with respect to Taxes of the Company or its subsidiaries and, to the best knowledge of the Selling Shareholders and the Company, no basis exists therefor.

     4.12 Accounts Receivable. The Accounts Receivable are good and collectible at the aggregate collectible amounts and are not subject to any defence, counterclaim or set off.

     4.13 Permits. The Company and its subsidiaries own, hold and possess all franchises, permits, licenses, or other governmental authorizations from any Governmental Authority (collectively, "Permits") that are necessary to entitle it to own or lease, operate and use the Company Assets and to carry on and conduct its business as presently conducted and proposed to be conducted. The Company and its subsidiaries have materially fulfilled and performed its obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might materially adversely affect the rights of the Company or any of its subsidiaries under any such Permit. No notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company or its subsidiaries, and each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect from and after the Closing, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder; or (ii) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

     4.14 Real Property. Schedule 4.14 sets forth a complete list of all of the Real Property and a legal description of such Real Property.

     4.15 Real Property Leases. Schedule 4.15 sets forth a complete list of the Real Property Leases. Except as disclosed in Schedule 4.15, all interests held by the Company or any of its subsidiaries as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever. All payments required to be made by the Company or its subsidiaries, as the case may be, pursuant to the Real Property Leases have been duly paid and the Company and its subsidiaries are not otherwise in default in performing any of its obligations under any Real Property Lease.

     4.16 Employees.

          (a) Schedule 4.16 sets forth (i) a complete list of all employees of the Company and its subsidiaries, together with a description of their respective job titles and annual compensation on a cost to company basis (including salaries, bonuses, consulting fees, stock options and other incentive or deferred compensation) and (ii) details of all employee benefit plans and a form of the employees' employment Contract.

          (b) The Company and each of its subsidiaries are in material compliance with all applicable Laws relating to the employment of labour including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and with the terms and conditions of the employment Contracts listed in Schedule 4.16 and has discharged all of its material obligations thereunder, including, without limitation, payment of salaries, on a timely basis.

          (c) A true and complete copy of the employee stock option plan and the ADR linked stock option plan adopted by the Company and the list of options granted pursuant to such option plans is set forth on Schedule 4.16.

     4.17 Contracts.

          (a) Except as described on Schedule 4.17, neither the Company nor any of its subsidiaries is a party to or bound by any Contract that is of a type described below:

               (i) Any agreement or group of related agreements for capital expenditures or the acquisition or construction of fixed assets which requires total future payments in excess of Rs.100,000;

               (ii) Any agreement or group of related agreements for the purchase, maintenance or acquisition, or the sale or supply, of materials, supplies, merchandise, equipment or other property or services that involve consideration in excess of Rs.100,000;

               (iii) Any agreement granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any of its subsidiaries;

               (iv)   Any license or royalty agreement;

               (v) Any indenture, mortgage, loan or credit agreement under which the Company or any of its subsidiaries has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money or has had imposed any security interest on any of its assets, or any Contract pursuant to which the Company or any of its subsidiaries is liable for any liability or obligation of any other Person;

               (vi) Any lease under which the Company or any of its subsidiaries is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other personal property owned by a third party; or (ii) a lessor of, or makes available for use by any third party, any personal property owned by the Company or any of its subsidiaries, which in either case requires aggregate annual payments in excess of Rs.100,000;

               (vii)  Any agreement concerning a partnership or joint venture;

               (viii) Any non-competition, restrictive covenant or other agreement that restricts the Company or any of its subsidiaries from conducting any business;

               (ix) Any agreement (or group of related agreements) that is not made in the ordinary course of the Company's business;

               (x) any Contract to provide any indemnity or warranty relating to the products or technology sold or services rendered by the Company or its subsidiaries; and

               (xi) Any other agreement (or group of related agreements) the performance of which involves consideration in excess of Rs.100,000.

          (b) Each Contract listed or described in Schedule 4.17 is a valid and legally binding obligation of the Company or its subsidiary (as applicable), and is in full force and effect.

The Company or its subsidiary (as applicable) has performed all material obligations required to be performed by it under the Contracts so listed and is not (and will not be, with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, nor to the knowledge of the Selling Shareholders and the Company, has any party repudiated any provisions of any Contract listed on Schedule 4.17. The Company has made available to the Purchaser a true, correct and complete copy of each Contract described on Schedule 4.17. Each Contract will continue to be a valid and legally binding obligation of the Company or its subsidiary (as applicable) and in full force and effect on identical terms following the consummation of the transactions contemplated by the Transaction Documents.

     4.18 Insurance. Schedule 4.18 lists all policies of insurance covering the Company, its subsidiaries and the Company Business. All such policies are in full force and effect.

     4.19 Bank Accounts; Powers of Attorney. Set forth on Schedule 4.19 is a true, correct and complete list of (a) each bank (and the address of such bank) in which the Company or any of its subsidiaries has an account deposit or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from the Company and each subsidiary, as applicable, and a summary statement of the terms thereof.

     4.20 Brokers, Finders and Agents. None of the Selling Shareholders nor the Company is directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

     4.21 Subsidiaries.

          (a) Quintant Incorporated is a corporation duly incorporated and validly existing under the laws of Canada and is a wholly-owned subsidiary of the Company. There are no authorized or outstanding options under which Quintant Incorporated may be obligated to issue or sell any securities or equity interests of Quintant Incorporated. There are no agreements, commitments or Contracts relating to the issuance, sale or transfer of any securities or equity interests of Quintant Incorporated.

          (b) Quintant Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware and is a wholly-owned subsidiary of the Company. There are no authorized or outstanding options under which Quintant Corporation may be obligated to issue or sell any securities or equity interests of Quintant Corporation. There are no agreements, commitments or Contracts relating to the issuance, sale or transfer of any securities or equity interests of Quintant Corporation.

          (c) Quintant Limited is a company duly incorporated under the laws of the United Kingdom and is a wholly-owned subsidiary of the Company. There are no authorized or outstanding options under which Quintant Limited may be obligated to issue or sell any securities or equity interests of Quintant Limited. There are no agreements, commitments or Contracts relating to the issuance, sale or transfer of any securities or equity interests of Quintant Limited.

          (d) Except for the investments of the Company in each of Quintant Incorporated, The Concours Group Incorporated, Quintant Corporation and Quintant Limited, the amounts and other details of which are set forth in Schedule 4.21(d), the Company has no investments. The Company has sought all necessary consents and approvals from, and made filings or registrations with such Governmental Authorities or other Persons as are required in connection with the investments made by it in each of its subsidiaries.

     4.22 Full Disclosure. Copies of all documents heretofore or hereafter delivered or made available to the Purchaser pursuant hereto were or will be complete and accurate copies of such documents. The representations and warranties in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein, in light of the circumstances in which they were or are made, not false or misleading. The Selling Shareholders have made available to the Purchaser all information which would be, in the judgement of the Selling Shareholders, material to a purchaser for the purposes of making a determination to purchase the Sale Shares. All such information is true, adequate and correct in all respects and no material facts have been omitted therefrom that would make such information misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to and for the benefit of the Selling Shareholders, on the date hereof and as of the Closing, that:

     5.1 Incorporation of the Purchaser. The Purchaser is a company duly incorporated under the laws of India, and has full corporate power and authority to carry on its business as it is presently conducted.

     5.2 Authority; Execution. The Purchaser has full power and authority to execute and deliver the Transactions Documents, and subject to the receipt of the approval of its board of directors, to perform its obligations under the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery by the Purchaser of each of the Transaction Documents, the performance by the Purchaser of its obligations pursuant to the Transaction Documents and the consummation by the Purchaser of the transactions contemplated by the Transaction Documents have been duly and validly authorized and approved by all requisite action on the part of the Purchaser. Each of the Transactions Documents has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each of the Company and the Selling Shareholders, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     5.3 No Violation. Neither the execution and delivery of any of the Transaction Documents by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated pursuant to the Transaction Documents, nor compliance by the Purchaser with any of the terms or provisions contained in the Transaction Documents, will (a) violate any provisions of the Articles of Association or Memorandum of Association of the Purchaser, or (b) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default under, or give rise to any right to termination, cancellation or acceleration with respect to, or result in the loss of a benefit under, or result in the creation of any Encumbrance upon any property or assets of the Purchaser pursuant to any Contract to which the Purchaser is a party or by which the Purchaser or its properties or assets may be subject, or (c) violate any Law applicable to the Purchaser or any of its properties, Contracts or assets.

     5.4  Consents and Approvals. Except for such approvals as are set forth on
Schedule 5.4, no consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are necessary in connection with (a) the execution and delivery by the Purchaser of any of the Transaction Documents, (b) the performance by the Purchaser of its obligations under the Transaction Documents and (c) the consummation by the Purchaser of the transactions contemplated by the Transaction Documents.

     5.5 Brokers, Finders and Agents. The Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

     5.6 Full Disclosure. The representations and warranties of the Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                   ARTICLE VI
                 PRE-CLOSING, CLOSING AND POST-CLOSING COVENANTS

     6.1 Conduct of Business. During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, the Company shall, and the Selling Shareholders shall cause (through their voting at meetings of the board of directors or shareholders) the Company to conduct its business and operate the Company Assets in the ordinary course (including, without limitation, using its commercially reasonable efforts to preserve those beneficial relationships with distributors, agents, suppliers and customers of the Company Business, the loss of which could reasonably be expected to have a Material Adverse Effect). Without limiting the generality of the foregoing and during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, except with the prior written approval of the Purchaser, the Company shall not and the Selling Shareholders shall cause (through their voting at meetings of the board of directors and shareholders) the Company not to:

          (a) make any change in the Company Business or make any expenditure which shall exceed the amount budgeted therefor and approved by the board of directors of the Company;

          (b) make any capital expenditure or enter into any Contract or commitment therefor, other than capital expenditures or commitments for capital expenditures referred to in the applicable budget approved by the Company's board of directors;

          (c) enter into any Contract for the purchase of real property or for the sale of any Real Property listed in Schedule 4.14 or exercise any option to extend a lease listed in Schedule 4.15;

          (d)  cancel any debts or claims;

          (e) create, incur or assume, or agree to create, incur or assume, any indebtedness (other than in the ordinary course of the Company's business);

          (f) accelerate or delay collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Company's business;

          (g) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Company's business;

          (h) change the manner in any material respect in which the Company Business has been conducted, including billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

          (i) make, or agree to make, any payment of cash or distribution of assets to any shareholder of the Company, including without limitation, the Selling Shareholders, any of the Affiliates of the Selling Shareholders or to any directors, officers or employees;

          (j) authorize, create or issue any securities (equity or otherwise) of the Company or any subsidiary, including, without limitation, equity shares, preference shares, options, warrants, debentures and convertible debt instruments;

          (k) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital disability, welfare or other employee benefit plan;

          (l) make any change in the compensation of the employees or consultants of the Company;

          (m)  acquire any securities of any Person; or

          (n) enter into any Contract, whether oral or written, to do any of the foregoing.

     6.2  Agreement to Comply.

          (a) No Party will take any action or fail to take any action that will make any of its representations and warranties not true and correct in all material respects on the Closing Date. Each Party will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other Party's obligations hereunder.

          (b) Each Party will give the other Parties prompt written notice of any material change in any of the information contained in the representations and warranties made in this Agreement that occur prior to the Closing Date.

     6.3 Satisfaction of Pre-Closing Conditions. Each of the Selling Shareholders, the Company and the Purchaser shall use all reasonable best efforts to obtain or satisfy, at the earliest practical date, all consents and regulatory approvals required to be obtained by such Party from any Governmental Authority or other Person to authorize, approve or permit the consummation of the transactions contemplated hereby. None of the Selling Shareholders, the Company or the Purchaser shall take any action that will have the effect of delaying, impairing or impeding the receipt of any required consent or regulatory approval.

     6.4 No Solicitation. From the date hereof through and until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, none of the Company, the Selling Shareholders or any of their respective employees, officers, agents, advisors or representatives shall, directly or indirectly, do any of the following:

          (a) entertain, solicit, initiate, discuss or encourage any inquiries, proposals or offers or indications of interest from any Person other than the Purchaser relating to any acquisition of all or any part of the Sale Shares or all or substantially all of the Company Assets or the Company Business or a merger involving the Company. The Company and the Selling Shareholders agree to promptly notify the Purchaser if any such proposal or offer or any inquiry or contact with any Person with respect to any of the foregoing is sought to be made; and

          (b) with respect to any effort or attempt by any other Person to do or attempt to do anything contemplated by Section 6.4(a), (i) participate in any discussions or negotiations; (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, the Company, the Company Assets or the Company Business; or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

     6.5  Press Releases and Disclosure.

          (a) Except as otherwise required by Law, none of the Selling Shareholders or the Company (nor any of their respective Affiliates) shall, until the expiry of a period of eight (8) weeks after the Closing Date, issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or other Transaction
Documents or the transactions contemplated hereby or thereby, or otherwise disclose this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby to any third party (other than the attorneys, advisers and accountants to the Parties to this Agreement) without the written consent of the Purchaser. If any of the Selling Shareholders or the Company is required by Law to issue or cause the issuance of any public announcement or other communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, such Party shall to the fullest extent possible notify the Purchaser in writing at least five (5) business days prior to such announcement or communication and such Parties shall be given the opportunity to comment on such announcement or communication prior to its release.

              (b) The Selling Shareholders agree that, in respect of publications of any press releases or other announcements or public communications for a period of eight (8) weeks after the Closing Date with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, they shall notify the Purchaser in writing at lease two (2) business days prior to such announcement or communication and the Purchaser shall be given the opportunity to comment on such announcement or communication prior to its release.

              (c) The Purchaser agrees that, in respect of publications of any press releases or other announcements or public communications with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, it shall notify the Selling Shareholders in writing at lease one (1) business day prior to such announcement or communication and the Selling Shareholders shall be given the opportunity to comment on such announcement or communication prior to its release.

       6.6 Access. Prior to the Closing Date the Selling Shareholders will or will cause the Company to, upon reasonable notice and request, (i) give the Purchaser and its authorized representatives and advisors (collectively, "Representatives") reasonable access during normal business hours to all properties and other facilities and Books and Records of the Company; (ii) permit the Purchaser and the Representatives to make such inspections thereof during normal business hours as the Purchaser may reasonably require, including, to the extent required to provide for the transition in handling of administrative functions, an internal control review and systems review by the internal auditing department of the Purchaser; and (iii) cause its employees and advisors to furnish to the Purchaser and the Representatives on a timely basis such information with respect to the Company as the Purchaser or the Representatives will from time to time reasonably request. In the event that as a result of any such investigation any of the officers of the Purchaser receive notice of material facts which, based on information actually known to them, they and the Purchaser will reasonably determine would be required to be disclosed in the Schedules and are not so disclosed, the Purchaser will use reasonable best efforts promptly to inform the Selling Shareholders of such facts; provided, however, that neither the Purchaser nor any of its Representatives will have any obligation to make any inquiry in respect of the foregoing; provided, however, that no such investigation or knowledge heretofore or hereafter made or acquired will in any event constitute or result in any waiver of, or otherwise affect, any of the representations, warranties, covenants or conditions contained herein, all of which, together with all of the Purchaser's rights hereunder to indemnification with respect thereto, will survive any such investigation or knowledge and the Purchaser will have full and absolute rights to enforce all of its rights hereunder.

       6.7    Further Assurances.

              (a) The Selling Shareholders will use their best efforts to implement the provisions of the Transaction Documents, and for such purpose the Selling Shareholders, at the request of the Purchaser, at or after the Closing, will, without further consideration, take all such actions as the Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and other Transaction Documents or to more effectively transfer, convey and assign to the Purchaser good and marketable title to the Sale Shares, free and clear of all Encumbrances. The

Purchaser will use its best efforts to take all such other actions as the Selling Shareholders may reasonably deem desirable to implement any provision of this Agreement.

              (b) Each Party shall use its best efforts to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all consents from any Person necessary to authorize, approve or transfer of the Sale Shares and to consummate and make effective the transactions contemplated by the Transaction Documents and to facilitate the full and expeditious transfer of legal title to the Sale Shares.

       6.8 Dematerialisation of Shares. The Parties hereby agree that, prior to the Closing, the Company and the Selling Shareholders will use their best efforts to dematerialise the Sale Shares and the Selling Shareholders shall take all actions as are necessary to enable the transfer of the Sale Shares in dematerialised form; provided that if such dematerialisation does not occur prior to the Closing Date, the transfer of the Sale Shares shall be effected in physical form and the deliveries in Section 3.2(a)(i) shall be construed accordingly.

       6.9 Forfeiture of Partly Paid Up GMR Shares. GMR and the Company hereby covenant and agree that, at the Closing, the forfeiture of the Partly Paid Up GMR Shares will have been effected in compliance with all applicable Law.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

       7.1 Conditions to the Purchaser's Obligations. The obligation of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction or the written waiver by the Purchaser, on or prior to the Closing Date, of each of the following conditions:

              (a) Representations and Warranties. Each of the representations and warranties of the Company and the Selling Shareholders made in this Agreement shall be true and correct both on the date hereof and as of the Closing Date.

              (b) Covenants. Each of the Selling Shareholders and the Company shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by each such Party at or prior to the Closing Date.

              (c) Material Adverse Effect. Since the date hereof, there shall have occurred no event which has had or which could reasonably be expected to have a Material Adverse Effect and there shall have been no discovery of any such event;

              (d) Consents. Each of the consents set forth on Schedule 5.4 shall have been obtained.

              (e) No Proceeding, Litigation or Order. To the knowledge of the Selling Shareholders and the Company no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated. The Company shall not have been served with notice that it has been joined as a party to any Action, which could have a Materially Adverse Effect on the Company, Company Assets or Company Business.

              (f) Employees. At least 75% of the employees of the Company (excluding the Continuing Founders and the Key Executives) shall have agreed to continue to be employees of the Company following the Closing, on the same terms and conditions as are currently applicable to them.

              (g) Certificate of the Selling Shareholders. At the Closing, each of the Selling Shareholders shall have delivered to the Purchaser a certificate dated the Closing Date, signed by the

Managing Director of each Selling Shareholders and attested to by its Secretary, to the effect that, the conditions specified in Sections 7.1(a), (b), (c) and
(e) have been satisfied.

              (h) Acquisition of Shares held by Non-Continuing Founders. iGATE shall have completed the acquisition of the Shares owned by the Non-Continuing Founders pursuant to the terms of the share purchase agreement dated the date hereof among iGATE, the Non-Continuing Founders and the Company.

              (i) Termination Agreement. Receipt by the Purchaser of a copy of the Termination Agreement, duly executed by each of GMR, PM Ventures, Continuing Founders, Luke Helms, Inder Singh and the Company.

              (j) Escrow Termination Agreement. Receipt by the Purchaser of a copy of the Escrow Termination Agreement, duly executed by each party thereto.

              (k) Escrow Agreements. Receipt by the Purchaser of a copy of the Escrow Agreements, duly executed by each of the Continuing Founders.

              (l) Continuing Founders' Employment. The Company shall have entered into amended employment agreements with each of the Continuing Founders, on terms and conditions satisfactory to the Purchaser.

              (m) Key Executives. At least 80% of the Key Executives of the Company shall have entered into employment agreements with the Company, on terms and conditions satisfactory to the Purchaser.

              (n) Strategic Consultant Agreement. The Strategic Consultant Agreement between the Company and Primentor Inc., dated January 3, 2003, shall have been duly terminated.

              (o) Registration Rights Agreement. The Registration Rights Agreement among the Company, Swarna Murthy (as custodian for Mukul Murthy and Nirav Murthy), AS, Luke Helms, Inder Singh and KM, dated January 27, 2003, shall have been duly terminated.

              (p) Cash and Bank Balances. As of the Closing Date the aggregate of the cash in hand and the balances with scheduled banks held by the Company is not less than Rupees Four Hundred and Seventy Million (Rs.470,000,000).

              (q) Employee Stock Options. Receipt by the Purchaser, of evidence in form satisfactory to the Purchaser, evidencing the termination of the employee stock option plans of the Company and letters from each employee who has received or is entitled to receive options under the employee stock option plans of the Company consenting to the termination of such plans and agreeing not to exercise such options.

              (r) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

       7.2 Conditions to the Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions provided for by this Agreement are subject to the satisfaction or the written waiver by the Selling Shareholders, on or prior to the Closing Date, of each of the following conditions:

              (a) Representations and Warranties. Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct both on the date hereof and as of the Closing Date.

              (b) Covenants. Purchaser shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by it at or prior to the Closing Date in all material respects.

              (c) No Proceeding, Litigation or Order. To the knowledge of the Purchaser, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted against the Purchaser and not settled or otherwise terminated.

              (d) Certificate of the Purchaser. At the Closing, the Purchaser shall have delivered to the Selling Shareholders a certificate executed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions specified in Section 7.2(a), (b) and (c) have been satisfied.

              (e) Consents. Each of the consents set forth on Schedule 4.7 shall have been obtained.

              (f) Termination Agreement. The Termination Agreement shall have been duly executed by each of GMR, PM Ventures, Continuing Founders, Luke Helms, Inder Singh and the Company;

              (g) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transaction contemplated hereby.

                                  ARTICLE VIII
                                   TERMINATION

       8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

              (a) By written consent of each of the Selling Shareholders and the Purchaser;

              (b) By any of the Purchaser or the Selling Shareholders if the Closing shall not have occurred on or before September 15, 2003 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and

              (c) By any of the Selling Shareholders or the Purchaser if a condition to its obligation to close set forth in Article VII cannot be satisfied prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure to satisfy a closing condition set forth in Article VII prior to the Outside Date.

       8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, no Party shall have any liability or any further obligation to any other Party, except as provided in this Section 8.2. Nothing herein shall release, or be construed as releasing, any Party hereto from any liability or damage to any other Party hereto arising out of the breaching Party's breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the Parties to this Agreement under Sections 10.2, 10.3, 10.5 and this Section 8.2 shall survive any termination of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

       9.1    Indemnification by the Selling Shareholders.

              (a) From and after the Closing, subject to the further provisions of this Article IX, the Selling Shareholders shall jointly and severally indemnify, defend and hold the Purchaser, its Affiliates and their respective directors, officers, representatives, employees, agents, successors and permitted assigns, harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to:

                    (i) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Company or any of the Selling Shareholders in any Transaction Document; provided however that neither Selling Shareholder shall be liable in respect of the representations and warranties made by the other Selling Shareholder in Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.20 and 4.22; and/or

                    (ii) the failure of performance (in whole or in part) by the Company or any of the Selling Shareholders of any of their covenants, obligations or agreements contained in any Transaction Document.

              (b)   Notwithstanding anything contained in Section 9.1(a):

                    (i) no indemnification shall be payable as a result of a claim arising under Section 9.1(a) unless and until the aggregate amount of any Damages thereunder exceeds Rupees One Million (Rs.1,000,000), in which event the Selling Shareholders will be liable to indemnify the Purchaser in respect of the full value of the Damages subject to the maximum liability under Section 9.1(b)(ii); and

                    (ii) the maximum liability of the Selling Shareholders, jointly and severally, under Section 9.1(a) shall not exceed Rupees Two Hundred Million (Rs.200,000,000).

                    (iii) the indemnification by GMR shall not cover the representations and warrantees contained in Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.20 and 4.22 which are made by PM Ventures individually in respect of the PM Venture Shares held by PM Ventures, authority of PM Ventures to execute the Transaction Documents, =due incorporation of PM Ventures, no violation of Laws by PM Ventures, consents required by PM Ventures, no obligation to pay brokers or finders fee by PM Ventures, and full disclosure by PM Ventures.

                    (iv) the indemnification by PM Ventures shall not cover the representations and warrantees contained in Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.20 and 4.22 which are made by GMR individually in respect of the Paid Up GMR Shares held by GMR, authority of GMR to execute the Transaction Documents, due incorporation of GMR, no violation of Laws by GMR, consents required by GMR, no obligation to pay brokers or finders fee by GMR, and full disclosure by GMR.

       9.2 Indemnification by the Purchaser. From and after the Closing, subject to the further provisions of this Article IX, the Purchaser shall indemnify, defend and hold the Selling Shareholders and its directors, officers, representatives, employees, agents and successors harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Purchaser in any Transaction Document; and/or (b) any breach or failure of performance (in whole or in part) by the Purchaser of any obligation, covenant or agreement contained in any Transaction Document.

       9.3    Notice of Claim; Right to Participate in and Defend Third Party
Claim.

              (a) If any indemnified Party receives notice of any Action in respect of which indemnification may be sought under this Agreement (a "Third Party Claim"), and the indemnified Party intends to seek indemnification under this Agreement, then the indemnified Party (the "Beneficiary") promptly shall provide the indemnifying Party with written notice of the Third Party Claim and the relevant facts and circumstances to the extent known; provided, however, that if such claim is under Section 9.1 or 9.2, notice of the Third Party Claim must be delivered prior to the expiration of the representation or warranty as described in Section 9.5 of this Agreement. The failure by the Beneficiary to notify an indemnifying Party of a Third Party Claim shall not relieve the indemnifying Party of any indemnification responsibility under this Article IX, unless such failure materially prejudices the ability of the indemnifying Party to defend such Third Party Claim.

              (b) The Parties to this Agreement agree to cooperate fully with each other in connection with the defence, negotiation or settlement of any such Third Party Claim.

       9.4 Notice of Non-Third Party Claims. Any indemnifiable claim under this Agreement that is not a Third Party Claim must, in order to be valid and effective hereunder, be asserted by the indemnified Party by prompt delivery of written notice thereof to the indemnifying Party, provided that if such claim is under Section 9.1(a) or 9.2(a), it must be delivered prior to the expiration of the pertinent representation or warranty as provided in Section 9.5 of this Agreement. If the indemnifying Party does not respond to such notice within thirty (30) days after its receipt, it shall have no further right to contest the validity of the claim.

       9.5    Survival of Representations and Warranties.

              (a) All the representations and warranties contained in this Agreement, except the representations and warranties of the Selling Shareholders in respect of title to the Sale Shares shall survive until the date one (1) year following the Closing Date. No claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties can be made after such date (irrespective of whether the breach or inconsistency was found during such period).

              (b) The representations and warranties of the Selling Shareholders contained in Section 4.1 shall survive indefinitely and any claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties may be made at any time.

       9.6 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

       9.7 Set Off. If the Purchaser, in its sole judgment, is entitled to an indemnification payment from the Selling Shareholders and makes a claim on the Selling Shareholders and the Selling Shareholders fail to make such payment of the indemnification claim within ten (10) business days of indemnification claim being made on the Selling Shareholders, then, in addition to any and all remedies under this Agreement or at law or in equity, the Purchaser shall be entitled to invoke the Bank Guarantee.

       9.8 Subrogation. After any indemnification payment is made to any indemnified Party pursuant to this Article IX, the indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the indemnified Party against any third party in connection with the Damages to which such payment relates. Without limiting the generality of the preceding sentence, any indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

                                    ARTICLE X
                                  MISCELLANEOUS

       10.1 Amendments; No Waiver. Neither this Agreement nor any provision hereof shall be amended or modified in any manner except by an instrument in writing which refers to this Agreement and is executed by each of the Parties hereto. Any waiver by any Party of any breach of, or failure to comply with or failure to enforce at any time, any of the provisions of this Agreement shall be binding on such Party only if evidenced in writing and signed by each of the Parties hereto and shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every provision of this Agreement pursuant to the terms hereof.

       10.2 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile to a Party at its address set forth below:

       (i)    If to the Purchaser, to:

                          Address:      iGATE Global Solutions Limited
                                        No. 1, Main Road
                                        Jakkasandra, Off Sarjapur Road
                                        Koramangala Extension
                                        Bangalore 560 034
                                        Karnataka, India

                          Facsimile: 080-5522820
                          Attention: Company Secretary

       (ii)   If to GMR, to:

                          Address:      GMR Infrastructure Limited
                                        SKIP House, 25/1 Museum Road
                                        Bangalore 560 025
                                        Karnataka, India

                          Facsimile: 080-5112-6211
                          Attention: Mr. S. Kumar


       (iii)  If to PM Ventures, to:

                          Address:      PM Ventures Private Limited
                                        c/o Quintant Services Limited

                                        93/A, 4/th/ B Cross, 5/th/ Block
                                        Industrial Area, Koramangala
                                        Bangalore 560 095
                                        Karnataka, India

                          Facsimile: 080-5527594
                          Attention: Mr. Phaneesh Murthy

       (iii)  If to the Company, to:

                          Address:      Quintant Services Limited
                                        93/A, 4/th/ B Cross, 5/th/ Block
                                        Industrial Area, Koramangala
                                        Bangalore 560 095
                                        Karnataka, India

                          Facsimile: 080-5527594
                          Attention: Company Secretary

or to such other address as the Party to whom such notice is to be given shall have last notified the Party giving the notice in the manner provided in this
Section 10.2. Any notice delivered to the Party to whom it is addressed in the manner provided in this Section 10.2 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

       10.3   Dispute Resolution.

              (a) Any dispute or difference or claim arising out of or in connection with this Agreement including the construction, validity, performance or breach thereof (a "Dispute"), which the Parties cannot settle by mutual discussions shall be referred to final and binding arbitration under the Arbitration and Conciliation Act, 1996, as amended (the "Arbitration Act"). The arbitral tribunal shall consist of 3 arbitrators of whom 1 arbitrator shall be appointed by the Purchaser, 1 arbitrator shall be appointed by (i) the Selling Shareholders (acting jointly) if both Selling Shareholders are parties to the Dispute or (ii) the particular Selling Shareholder if only one Selling Shareholder is a party to the Dispute, and the third arbitrator selected by the two arbitrators thus appointed. The arbitration shall be conducted in accordance with the fast track arbitration procedures as set forth in the Rules of Arbitration of the Indian Council of Arbitration. The Purchaser and the Selling Shareholders shall be required to appoint their arbitrator within one (1) month of the receipt of notice from any other Party notifying it of a dispute under this Agreement, failing which the arbitrator will be appointed pursuant to the provisions of the Arbitration Act. Such arbitration shall be held in Bangalore. All proceedings of such arbitration shall be in the English language.

              (b) Arbitration awards rendered shall be final and binding and shall not be subject to any form of appeal. The losing party(ies), as determined by arbitrators, shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees) incurred by the prevailing party(ies), as determined by the arbitrators, in connection with any Dispute unless the arbitrators direct otherwise.

       10.4 Severability. Each Article, Section, paragraph and clause of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. In the event that any provision of this Agreement shall be finally determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted by mutual consultation and agreement of the Parties hereto a provision of similar import reflecting the original intent of the Parties to the extent permissible under Law.

       10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of India, without giving effect to the principles of conflicts of laws thereof.

       10.6 Assignment. No Party hereto shall assign this Agreement or any rights and/or obligations hereunder to any Person, provided, however, that the Purchaser may assign this Agreement or any rights and/or obligations under this Agreement to any Affiliate of the Purchaser which Affiliate is a company incorporated under the Companies Act.

       10.7 Expenses. Each Party will bear the legal, accounting and other expenses incurred by such Party in connection with the negotiation, preparation and execution of the Transaction Documents, and the transactions contemplated hereby and thereby.

       10.8 Entire Agreement. This Agreement, together with its Exhibits and Schedules and the other Transaction Documents constitutes the entire agreement reached between the Parties to this Agreement with respect to the transactions contemplated by this Agreement and may not be amended or modified except pursuant to Section 10.1 of this Agreement. Any and all previous agreements and understandings between the Parties regarding the subject matter of this Agreement, whether written or oral, are superseded, cancelled and terminated by this Agreement.

       10.9 Benefit of Agreement. Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any Person who is not a party to this Agreement any right, remedy or claim under or by reason of this Agreement or any part hereof.

       10.10 Counterparts. This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the day and year first hereinabove written.

                                        GMR INFRASTRUCTURE LIMITED

                                        By: ____________________
                                            Name: ______________
                                            Title: _____________

                                        PM VENTURES PRIVATE LIMITED

                                        By: ____________________
                                            Name: ______________
                                            Title: _____________

                                        QUINTANT SERVICES LIMITED

                                        By: ____________________
                                            Name: ______________
                                            Title: _____________

                                        iGATE GLOBAL SOLUTIONS LIMITED

                                        By: ____________________
                                            Name: ______________
                                            Title: _____________